Exhibit 99.1

Ritter Pharmaceuticals Reports Fourth Quarter and Full Year 2017 Financial Results and Provides Business Update

LOS ANGELES (March 19, 2018) – Ritter Pharmaceuticals, Inc. (NASDAQ: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a developer of novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases with an initial focus on the development of the first FDA-approved treatment for lactose intolerance, today reported financial results and a business update for the fourth quarter and year ended December 31, 2017.

Recent Highlights

●	Closed approximately $23 million in equity in the fourth quarter of 2017 in an underwritten public offering to fund initiation of the Phase 3 clinical program of RP-G28 for lactose intolerance.

●	Completed the Phase 2b Extension Trial in which a subset of patients from our Phase 2b clinical trial was observed for durability of treatment.

●	Announced top-line microbiome data results from our Phase 2b clinical trial, reporting beneficial adaptation of the gut microbiome. The results of the analysis were consistent with the results noted in the Phase 2a study and further support our proposed mechanism of action for RP-G28.

●	Strengthened the clinical development team with the appointment of Diane J. Plotkin, Ph.D., as Vice President of Clinical Development.

●	Appointed Distinguished Gastroenterologist, William Chey, M.D., to the Company’s Medical Advisory Board.

●	Initiated a Phase 1 clinical pharmacology safety study of RP-G28 to support our planned Phase 3 program.

●	Announced approval for a 1-for-10 reverse stock split of the company’s common stock, anticipated effective date on or before March 23, 2018.

“Our focus in 2018 is on the initiation of our first pivotal Phase 3 clinical trial of RP-G28 in lactose intolerance for which we are currently on track to start screening in the second quarter,” said Michael D. Step, Chief Executive Officer of Ritter Pharmaceuticals. “With collaboration and feedback from the FDA, we have diligently laid out our Phase 3 program and trial design and we are now vigilantly preparing to launch the trial.”

Andrew J. Ritter, President of Ritter Pharmaceuticals, added, “We believe that RP-G28 can serve as an effective treatment for people suffering from lactose intolerance, a significant unmet need, as there are no currently approved therapies. While we focus our efforts on the Phase 3 trial, we are also continuing to explore the therapeutic potential of RP-G28 to positively effect gut microbiome adaptation in treating and/or preventing a variety of other conditions.”

Fourth Quarter and year ended December 31, 2017 Financial Results

For the fourth quarter of 2017, Ritter Pharmaceuticals reported a net loss attributable to common stockholders of approximately $5.1 million compared to a net loss of approximately $7.6 million for the fourth quarter of 2016. Basic and diluted net loss per share was $0.11 for the three months ended December 31, 2017 compared to basic and diluted net loss per share of $0.74 for the same period in 2016.

For the year ended December 31, 2017, Ritter Pharmaceuticals reported a net loss attributable to common stockholders of approximately $11.0 million compared to a net loss of approximately $18.4 million for the year ended December 31, 2016. Basic and diluted net loss per share was approximately $0.50 for the year ended December 31, 2017 compared to basic and diluted net loss per share of approximately $2.04 for the same period in 2016.

Research and development expenses totaled approximately $0.5 million for the quarter ended December 31, 2017 versus approximately $6.1 million for the comparable period of 2016. The quarter-over-quarter decrease of approximately $5.6 million was primarily driven by a decrease in activity related to our Phase 2b clinical trial; which was completed in the fourth quarter of 2016.

For the year ended December 31, 2017, research and development expenses totaled approximately $2.9 million compared to approximately $13.3 million for the year ended December 31, 2016. The decrease in research and development expenses was attributable to the completion of our Phase 2b clinical trial in 2016.

General and administrative expenses for both the fourth quarters of 2017 and 2016 were approximately $1.4 million.

For the year ended December 31, 2017, general and administrative expenses were approximately $4.8 million, compared to approximately $4.9 million for the year ended December 31, 2016. The decrease in general and administrative costs for the year was primarily attributable to a decrease in stock-based compensation expense offset by an increase in professional fees.

For the year ended December 31, 2017, total operating expenses were approximately $7.9 million, compared to approximately $18.4 million for the year ended December 31, 2016. The decrease was driven primarily by the decrease in research and development expense attributable to the completion of our Phase 2b clinical trial in the fourth quarter of 2016.

As of December 31, 2017, Ritter Pharmaceuticals had cash and cash equivalents of approximately $22.6 million.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops novel therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. The Company’s lead product candidate, RP-G28, has the potential to become the first FDA-approved treatment for lactose intolerance, a condition that affects millions worldwide. RP-G28 has been studied in Phase 2 trials and is now ready to commence Phase 3 clinical development. The Company is further exploring the functionality and discovering the therapeutic potential gut microbiome changes may have on treating/preventing a variety of conditions including: gastrointestinal diseases, immuno-oncology, metabolic, and liver disease.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of Ritter Pharmaceuticals’ management. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results are included in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contacts

Jeffrey Benjamin

310-203-1000

jeffrey@ritterpharma.com